UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Research Frontiers Incorporated

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240 Crossways Park Drive

Woodbury, NY 11797

(516) 364-1902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 13, 2019 at 11:00 A.M.

To the Stockholders of Research Frontiers Incorporated:

Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the “Company”) will be held at the Company’s corporate office located at 240 Crossways Park Drive, Woodbury, New York 11797, on June 13, 2019 at 11:00 A.M., local time, for the following purposes:

1.	To elect one Class II director;

2.	To ratify the selection of BDO USA, LLP as the independent registered public accountants of the Company for the fiscal year ending December 31, 2019;

3.	To adopt the Research Frontiers Incorporated 2019 Equity Incentive Plan, which has been approved by the Board of Directors of the Company;

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 18, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

The Board of Directors requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person. BECAUSE YOUR BROKER MAY NOT HAVE DISCRETION TO VOTE ON ALL OF THE ABOVE MATTERS, IT IS IMPORTANT THAT YOU SEND IN YOUR PROXY.

By Order of the Board of Directors,

JOSEPH M. HARARY, Secretary

Woodbury, New York

April 29, 2019

RESEARCH FRONTIERS INCORPORATED

240 CROSSWAYS PARK DRIVE, WOODBURY, NY 11797 (516) 364-1902

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 13, 2019

This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the “Company”) in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Company’s corporate offices located at 240 Crossways Park Drive, Woodbury, New York 11797, on June 13, 2019 at 11:00 A.M., local time, and all adjournments thereof.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominees for directors recommended by the Board of Directors listed below; (ii) for the ratification of the selection of the independent registered public accountants; and (iii) for the approval of the Company’s 2019 Equity Incentive Plan. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

The Company’s executive offices are located at 240 Crossways Park Drive, Woodbury, New York 11797. The Company believes that it can learn from constructive dialog with stockholders and other stakeholders and therefore actively encourages communications with all such interested parties. All appropriate e-mail communications to Directors@SmartGlass.com will be forwarded to each director of the Company. Furthermore, subject to the limits imposed by U.S. Securities and Exchange Commission (“SEC”) regulations regarding disclosure of information that is not made generally available to all stockholders at the same time, we will endeavor to respond to specific questions or suggestions which, in the opinion of management or the Board, merit individual response. On or about May 2, 2019 this Proxy Statement and the accompanying form of proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 2018, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 2019.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2019.

This Proxy Statement is available at www.smartglass.com/proxy.asp.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled to Vote, Quorum and Required Vote

Only stockholders of record at the close of business on April 18, 2019 are entitled to vote at the meeting. As of April 25, 2019, the Company had issued and outstanding and entitled to vote 28,804,528 shares of common stock, par value $0.0001 per share (the “Common Stock”), the Company’s only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote.

As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy without attending the meeting. If you are a registered stockholder, you may vote your shares by giving a proxy via mail, telephone or internet. To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or internet by following the instructions on your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

If you provide a properly executed proxy before voting at the Annual Meeting is closed, the persons listed on the proxy card will vote your shares of Common Stock in accordance with your directions. If you do not indicate how your shares are to be voted, the persons listed on the proxy card will vote your shares as recommended by the Board of Directors. The persons listed on the proxy card will also have the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting. If you wish to give a proxy to someone other than the persons listed on the proxy card, please cross out the names of the people listed on the proxy card and add the name of the person holding your proxy.

If we receive a valid proxy before voting at the Annual Meeting is closed, your shares are voted as indicated on the proxy card. If you indicate on your proxy card that you wish to “abstain” or “withhold,” as the case may be, from voting on an item, your shares will not be voted on that item.

If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, that person has discretion to vote your shares on matters that the Nasdaq Capital Market has determined are routine. However, a broker or nominee cannot vote shares on non-routine matters without your instructions, and this is referred to as a “broker non-vote.”

Even though your broker may have discretionary authority under current Nasdaq Capital Market rules to vote your shares on your behalf on the proposal regarding the ratification of BDO USA, LLP as the independent registered public accountants of the Company for 2019, your broker does not have authority to vote on the election of directors or to vote to adopt the Research Frontiers Incorporated 2019 Equity Incentive Plan, so it is important that you vote your shares and send in your proxy.

The Annual Meeting cannot conduct business unless a quorum is present. In order to have a quorum, a majority of the shares of the Common Stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. Abstentions and broker non-votes will be counted to determine whether there is a quorum present. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

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A Director is elected by a plurality of the votes cast at the meeting and the nominee for the Class II director who receives the most votes will be elected. Please note that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules were amended to provide that the election of directors is no longer a “routine” matter. Brokerage firms or other nominees may not vote your shares with respect to the election of directors or other nominees may not vote your shares without specific instructions from you as to how your shares are to be voted. Furthermore, brokerage firms or other nominees may not vote your shares with respect to the adoption of the Research Frontiers Incorporated 2019 Equity Incentive Plan. Broker non-votes will have no effect on the outcome of the vote.

The ratification and appointment of our independent registered public accounting firm for 2019 requires an affirmative majority of the total votes cast “FOR” and “AGAINST” to be approved. This matter is considered a “routine” under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your unvoted shares with respect to this matter if you have not furnished voting instructions within a specified period prior to the meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Approval of the 2019 Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present, or represented, and entitled to vote at the Annual Meeting.

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Common Stock and for all directors and executive officers of the Company individually and as a group.

	Amount and
	Nature of		Exercisable
	Beneficial		Warrants	Percent
Name of Beneficial Owner	Ownership (1)		and Options	of Class
Five Percent Stockholders:

Kevin Douglas and related group	3,963,823	(2)	271,739	13.6
125 East Sir Francis Drake Blvd., Ste 400
Larkspur, CA 94939

Gauzy Ltd.	1,496,393		271,739	5.1
14 Hathiya Street
Tel-Aviv Yafo Israel 6816914

Directors and Executive Officers:

Joseph M. Harary	746,604	(3)	229,100	2.6
Darryl Daigle	513,025	(4)	94,080	1.8
Seth L. Van Voorhees	416,091		265,191	1.4
Alexander Kaganowicz	276,208	(5)	94,080	1.0
Steven M. Slovak	213,050		182,250	0.7
Gregory G. Grimes	182,013		81,850	0.6
Michael R. LaPointe	147,500	(6)	107,941	0.5
All directors and officers as a group (7 persons)	2,494,491	(7)	1,054,492	8.6

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(1)	All information is as of April 18, 2019 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon information furnished by the persons listed or contained in filings made by them with the SEC or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power, and also includes options and warrants held by the listed persons that are presently exercisable or exercisable within the next 60 days, and awards of restricted stock subject to vesting are assumed to be fully issued and outstanding. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements. The mailing address for the above individuals is c/o Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797.

(2)	Information is derived from the Schedule 13G/A filed on February 5, 2019 by Kevin Douglas, Michelle Douglas, K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust. According to the Schedule 13G/A, Kevin Douglas has shared voting power with respect to 3,171,059 shares and shared dispositive power with respect to 3,963,823 shares; Michelle Douglas has shared voting power and dispositive power with respect to 3,171,059 shares; K&M Douglas Trust has shared voting and dispositive power with respect to 1,189,847 shares; Douglas Family Trust has sole voting and shared dispositive power with respect to 792,764 shares; James Douglas and Jean Douglas Irrevocable Descendants’ Trust has sole voting and dispositive power with respect to 1,981,912 shares.

(3)	Includes 97,560 shares of Common Stock owned by Mr. Harary’s children, as to which shares Mr. Harary disclaims beneficial ownership. All of Mr. Harary’s shares of Common Stock are pledged to a third party as collateral security for certain obligations.

(4)	Includes: (i) 69,808 shares of Common Stock held by Mr. Daigle’s business of which he has a 50% ownership interest, (ii) 125,000 shares of Common Stock owned by Mr. Daigle’s wife, as to which shares Mr. Daigle disclaims beneficial ownership, (iii) 21,726 shares of Common Stock held in an IRA by Mr. Daigle’s wife, and (iv) 2,769 shares of Common Stock held as a custodian for Mr. Daigle’s grandchildren.

(5)	Includes 19,205 shares of Common Stock held in an IRA by reporting person’s wife.

(6)	Includes 898 shares of Common Stock owned by Mr. LaPointe’s wife, as to which shares Mr. LaPointe disclaims beneficial ownership.

(7)	Includes the securities described above in footnotes (2) through (6).

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ELECTION OF DIRECTORS

(Item 1)

One director of the Company will be elected at the 2019 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR Alexander Kaganowicz as a Class II director, and it is intended that proxies not marked to the contrary will be so voted.

Background

The Board of Directors is divided into three classes, Class I, Class II and Class III, which is intended to be as nearly equal in number as possible. Each class typically serves three years, with the terms of office of the respective classes expiring in successive years. The Company currently has four directors with three of these directors being independent directors. Two of these individuals are Class I directors, one of these individuals is a Class II director, and one of these individuals is a Class III director.

DIRECTOR RECOMMENDED BY THE BOARD OF DIRECTORS

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, proposes that Alexander Kaganowicz be elected to serve as a Class II director and hold office for a three-year term expiring at the 2022 Annual Meeting of Stockholders, and until the election and qualification of a respective successor. Mr. Kaganowicz (the “Board Nominee”) has indicated a willingness to serve as a director. If no other choice is specified in the accompanying proxy, the person named therein as proxies have advised the Board of Directors that it is their present intention to vote the proxy for the election of the Board Nominee. Each of the current members of the Board of Directors of the Company is presently a director of the Company and was elected to such office by the stockholders of the Company. Should a Board Nominee become unable to accept nomination or election, it is intended that the person named in the accompanying proxy will vote for the election of such other person as the Board of Directors may nominate in the place of such Board Nominee on the recommendation of the Nominating and Corporate Governance Committee. There is no indication at present that the Board Nominee will be unable to accept nomination.

We believe that the members of our Board of Directors represent a desirable mix of backgrounds, skills and experience. The following biographical information is provided with respect to each Board Nominee, including the specific experience, qualifications, attributes or skills that led to the conclusion that each Board Nominee should serve as one of our directors considering our business and structure.

 Director Nominee Standing for Election

Class II - Term Expires at the 2019 Annual Meeting of Stockholders

Alexander Kaganowicz

Alexander Kaganowicz, age 72, has been a shareholder of Research Frontiers since 1998 and has been a director of the Company since June 2013. Dr. Kaganowicz is the Chairman of the Company’s Nominating and Corporate Governance Committee and is a member of the Audit and Compensation and Stock Option Committees. In addition to being a shareholder, Dr. Kaganowicz has been involved in the performance and market testing of SPD products, including several demonstration installations of SPD SmartGlass in his home and work locations. For the past 30 years Dr. Kaganowicz has been the proprietor of a successful automotive services business in Freeport, NY. He holds a Doctorate in Chemistry from the University of Rome, has served as Adjunct Associate Professor at the New York Institute of Technology, and has worked as a clinical chemist with titles of Director of the Chemistry Department and Manager of the Pathology Department at the Booth Memorial Medical Center in Queens, NY (from 1974 to 1989). In addition, he owned and operated several successful medical supply companies in New York and Pennsylvania from 1989 to 2005. Dr. Kaganowicz research experience has resulted in several publications and textbook contributions

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INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

The following directors will be continuing in office for the term indicated and are not up for re-election at the 2019 Annual Meeting of Stockholders:

Class III - Term Expires at the 2020 Annual Meeting of Stockholders

Darryl Daigle

Darryl Daigle, age 61, has been a shareholder of Research Frontiers for over 27 years and has been a director of the Company since June 2012. Mr. Daigle is the Chairman of the Company’s Audit Committee and is a member of the Compensation and Stock Option and Nominating and Corporate Governance Committees. Mr. Daigle has been a principal owner of several profitable family-owned businesses in Louisiana. One of these, SPD Equipment Sales Inc., sells oilfield and marine equipment to the marine and oil and gas industries. Another business, S&D Bait Company LLC serves the commercial and recreational fishing industries in Louisiana. Mr. Daigle earned a business degree from Texas Tech University and is a former member of the Louisiana Seafood Promotion Board, to which he was appointed by Governor Murphy J. Foster, Jr.

Class I - Term Expires at the 2021 Annual Meeting of Stockholders

Gregory G. Grimes

Greg Grimes, age 50, has been a director of the Company since January 2011. Mr. Grimes is the Chairman of the Company’s Compensation and Stock Option Committee and is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Grimes was the top-selling sales associate company-wide at Hermes of Paris, the French luxury goods retailer. Prior to working for Hermes, Mr. Grimes was Store Director and Regional Sales Manager for MCM, the German luxury goods maker. He also worked for Kirby, Warren & Associates, a consulting firm dedicated to the development and support of small business operation. Mr. Grimes has been an investor in the Company for over a decade and has already contributed to the Company’s success through sales and marketing advice and introducing the Company to a large network of investors and contacts in the automotive, architectural, and aerospace industries.

Joseph M. Harary

Joe Harary, age 58, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since February 1993. In December 1999, Mr. Harary was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating Officer of the Company. Mr. Harary was promoted to his present position of President and Chief Executive Officer of the Company in January 2009. Mr. Harary has also been the Treasurer and Chief Financial Officer of the Company from 2005 to 2010, and its corporate Secretary since 2007. Prior to joining the Company, Mr. Harary’s corporate law practice emphasized technology, licensing, mergers and acquisitions, securities law, and intellectual property law at three prestigious New York City law firms. Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics and received a Juris Doctor degree from Columbia Law School in 1986 where he was a Harlan Fiske Stone Scholar. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York. Mr. Harary’s significant and diverse managerial experience with the Company for more than 27 years, including executive and operational roles, gives him unique insights into the Company’s business, relationships, challenges, opportunities and operations.

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CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Company has separated the positions of Chairman and Chief Executive Officer. The Company’s founder, Robert L. Saxe, had served as the Company’s Chairman since the Company’s formation and a new Chairman has not been appointed since Mr. Saxe’s death in 2016. The Company promoted the Company’s President, Joseph M. Harary, to his current position as Chief Executive Officer effective in January 2009. We believe that the separation of responsibilities between the Chairman and Chief Executive allows the proper functioning of the Board of Directors while permitting Mr. Harary to focus on matters relating to the management of the Company. In addition, since the Board is responsible for the monitoring of the performance of the Company and of its Chief Executive Officer, the separation of roles of Chief Executive and Board Chairman, together with the fact that the majority of the Board members are independent under the applicable listing standards of the NASDAQ Capital Market, helps to ensure that these functions are properly executed. The committees of the Board are each chaired by an independent director. Mr. Gregory Grimes chairs the Compensation Committee, Mr. Alexander Kaganowicz chairs the Nominating and Corporate Governance Committee, and Mr. Darryl Daigle chairs the Audit Committee. Board Committee chairs are typically reviewed and determined annually after the Corporation’s Annual Meeting of Stockholders.

Our Board oversees a Company-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. In setting our business strategy, our Board assesses the various risks that now or in the future may be faced by the Company and the degree to which they are being mitigated by management and determines what constitutes an appropriate level of risk for us.

While our Board has the ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk management in their areas of responsibility. The Audit Committee focuses on financial risk, including internal controls. Risks related to our compensation programs are reviewed by the Compensation Committee and the Company’s overall compensation policies covering all employees are meant to motivate employees with an effective balance between cash and equity compensation, focus on performance, and improve our results on a cost-effective basis without encouraging excessive risk taking. Legal and regulatory compliance risks are reviewed by the Nominating and Corporate Governance Committee. Our Board is advised by the Committees of significant risks and management’s response via periodic updates.

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Board Composition

The number of directors is currently set at four. The Board of Directors is divided into three classes, Class I, Class II and Class III, which is divided as nearly equal in number as possible. Members of each class are elected to serve for staggered three-year terms. The Company believes that a classified board of directors provides continuity and stability in pursuing the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective and increases the Board’s negotiating leverage when dealing with a potential acquirer. As discussed below under “Director Independence” a majority of the Board of Directors of the Company are “independent” directors.

At a minimum, Board members and candidates for membership on the Board of Directors must possess the experience, skills and background necessary to gain a basic understanding of the principal operational and financial objectives and plans of the Company, the results of operations and financial condition of our Company and its business segments and the relative standing of our Company and its business in relation to its competitors. In addition, candidates must have a perspective that will enhance the Board’s strategic discussions and must be capable of and committed to devoting adequate time to Board duties, including attendance at regularly-scheduled Board and Board Committee meetings.

The Nominating and Corporate Governance Committee reviews and assesses with the Board of Directors the specific skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. This assessment includes a consideration of independence, diversity, skills, business experience, and personal and industry backgrounds. Although the Company does not have a formal policy on diversity, as a matter of practice, the Nominating and Corporate Governance Committee strives to have a diverse set of skills, experience and backgrounds represented on the Board in order to bring many different viewpoints to guide and assist management of the Company. The Nominating and Corporate Governance Committee and the Board generally regard the following as key skills and experience important for the Company’s Directors, as a group, to have in light of our current business and structure: senior leadership experience, public company board experience, experience in financial markets and with financing transactions, knowledge of accounting and financial reporting processes, experience in various industries relevant to the markets for the Company’s light-control technology, technical knowledge relevant to our products, licensing, marketing and strategic planning expertise and legal education and experience.

Director Independence

The Board has determined that the following current directors of the Company are “independent” in accordance with applicable listing standards of the NASDAQ Capital Market: Messrs. Grimes, Daigle, and Kaganowicz. Mr. Harary is employed as executive officers of the Company and does not qualify as independent.

The NASDAQ Capital Market rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

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●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

In addition, an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each member of these committees is an “independent director” in accordance with applicable listing standards of the NASDAQ Capital Market. The current members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are Messrs. Daigle, Grimes and Kaganowicz.

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Audit Committee.

During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004 and was updated again in February 2009. The complete text of the Audit Committee’s current charter is available on Company’s website at www.SmartGlass.com and is also attached as Exhibit 1 to this Proxy Statement.

The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company’s independent registered public accountants, the scope of audit procedures, general accounting policy matters and the performance of the Company’s independent registered public accountants. The Company believes that all members of its Audit Committee, due to their backgrounds and business experience, are Audit Committee’s “financial expert” (as such term is defined by applicable rules) and have a sufficient understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, an understanding of internal controls over financial reporting and of audit committee functions to perform their duties as an Audit Committee.

Compensation Committee.

During fiscal 2014, the Compensation Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors in June 2014. The complete text of the Compensation Committee’s current charter is available on Company’s website at www.SmartGlass.com.

The Compensation Committee reviews and reports to the Board of Directors its recommendations for compensation of all employees and sets the compensation of the management of the Company. In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Company’s Compensation Committee has the authority specified in Rule 5605(d)(3) which requires the compensation committees of Nasdaq-listed companies to have specific responsibilities and authority with regard to compensation consultants, legal counsel, or other similar advisors to the compensation committee. Specifically, the compensation committee must have sole discretion to retain such advisors, must be directly responsible for oversight of their work, and must determine reasonable compensation to be paid to such advisors by the Company. Rule 5605(d)(3) also requires that the Compensation Committee may only select, or receive advice from, a compensation consultant, legal counsel, or other advisor after taking into consideration the following factors:

●	the provision of other services to the company by the person that employs the compensation consultant, legal counsel or other advisor;

●	the amount of fees received from the company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

●	the policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

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●	any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the compensation committee;

●	any stock of the company owned by the compensation consultant, legal counsel or other advisor; and

●	any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the company.

Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for overseeing the governance practices of the Company and for making recommendations to the Board for any modifications to such practices. It also identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. Because the Board of Directors of the Company has a majority of independent directors, these independent directors control the Board of Directors’ selection of nominees for director. The Nominating and Corporate Governance Committee is not required to, and does not have, a written charter.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and by other Board members. The Nominating and Corporate Governance Committee may also engage the services of a director candidate search consultant. In that case, the director candidate search consultant will seek out candidates who have the experiences, skills, and characteristics that the Nominating and Corporate Governance Committee has determined are necessary to serve as a member of the Board and then present the most qualified candidates to the Nominating and Corporate Governance Committee and the Company’s management.

Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The initial determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described under the heading “Board Composition” above. The committee then evaluates the prospective nominee and his or her qualifications, as well as other factors which may include such things as whether the prospective nominee meets the independence requirements and other qualifications or criteria set forth under applicable listing standards of the NASDAQ Capital Market, or other requirements defined under applicable SEC rules and regulations; the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to the Company’s industry; the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.

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If the Nominating and Corporate Governance Committee’s internal evaluation is positive, the committee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether any person nominated by a stockholder has been so nominated on a timely basis and in accordance with the provisions of the Company’s By-Laws relating to stockholder nominations and other applicable provisions including those described in “2019 Stockholder and Director Nominations” below.

2019 STOCKHOLDER AND DIRECTOR NOMINATIONS

Attendance at Board, Committee, and Annual Stockholders’ Meetings

During 2018, the Company’s Board of Directors had eleven meetings and also met several times informally, the Board’s Audit Committee met four times and also met several times informally, the Board’s Compensation Committee met nine times, and the Board’s Nominating and Corporate Governance Committee met eleven times. No incumbent director attended less than 75% of meetings of the full Board of Directors and of the Board committee(s) of which that director was a member during 2018. The Company encourages and expects all of its directors to attend its Annual Meeting of Stockholders, and all incumbent directors attended last year’s Annual Meeting of Stockholders.

Executive Officers

In addition to Joseph M. Harary, whose biographical information is provided above, the only other executive officers of the Company are Seth L. Van Voorhees, Michael R. LaPointe and Steven M. Slovak.

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Seth L. Van Voorhees

Seth L. Van Voorhees, age 58, became the Company’s Chief Financial Officer and Vice President - Business Development effective January 1, 2011. In 2013, Dr. Van Voorhees was appointed the President of the Company’s VariGuard business unit. Prior to joining the Company, Dr. Van Voorhees previously held senior financial, business development and investment banking positions as chief financial officer of American Pacific, specialty chemical manufacturer, and at Merrill Lynch, Wasserstein Perella and UBS Warburg, where he completed numerous investment banking assignments for advanced power technology and industrial clients. Earlier in his career, Dr. Van Voorhees worked for Battelle, Pacific Northwest Laboratories, where he focused on advanced battery technology for the US Department of Energy. Dr. Van Voorhees’ academic credentials include a doctorate in chemistry from the University of Pennsylvania, a MBA from Columbia University and a BS from SUNY at Stony Brook.

Michael R. LaPointe

Michael R. LaPointe, age 60, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000 and served as the Company’s Vice President - Marketing from March 2002 until he became the Company’s Vice President-Aerospace Products in July 2013. Mr. LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in Psychology, worked in a marketing capacity for IBM Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with the Company, assisting the Company with its marketing strategy.

Steven M. Slovak

Steven M. Slovak, age 57, joined the Company in January 1989 as a chemist and was promoted to various positions. In November 2005 Mr. Slovak became the Company’s Director of Film Development, in January 2008 he was promoted to Vice President-Technology, and in February 2019 was promoted to his current position as Vice President and Chief Technology Officer where he oversees a team of chemists and growing R&D initiatives. Steve Slovak is an inventor on numerous patents and patent applications held by the Company worldwide on SPD-Smart light-control technology and is a member of various scientific organizations including the ASTM International and RadTech.

Compensation Committee Interlocks and Insider Participation

In 2018, the Compensation Committee of our Board of Directors consisted solely of independent directors. None of the Company’s executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of the Company’s Compensation Committee. No member of the Company’s Compensation Committee is a current or former employee of the Company.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 2)

The Audit Committee, with the concurrence of the Board of Directors, has selected the firm of BDO USA, LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2019. BDO USA, LLP was selected to be the Company’s independent registered public accountants beginning this year. We expect that representatives of BDO USA, LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees paid or accrued for professional audit services rendered by the Company’s independent registered public accountants, BDO USA, LLP, for the audit of our annual financial statements for the years ended December 31, 2018 and 2017, and fees billed to us for other services rendered by BDO USA, LLP during that period:

	2018	2017

Audit Fees (1)	142,700	139,276
Audit-Related Fees	-	-
Tax Fees (2)	10,000	9,500
All Other Fees	-	-
Total	$152,700	$148,776

(1)	Audit fees include fees for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, and services that are normally provided by the independent registered public accountants in connection with regulatory filings for those fiscal years.

(2)	Tax fees include fees for all services performed by the independent registered public accountants’ tax personnel except those services specifically related to the audit of the financial statements and includes fees for tax compliance and tax advice.

The Audit Committee has approved the above-listed fees, has considered whether the provision of the tax services described above is compatible with maintaining such accounting firms’ independence, and has determined that the provision of such services is compatible with maintaining such accounting firms’ independence.

The Board of Directors recommends a vote FOR ratification of the selection of the accounting firm of BDO USA, LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2019.

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AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee’s duties specifically include the appointment, compensation and supervision of the Company’s independent registered public accountants, as well as pre-approval of all auditing and non-auditing services provided by the Company’s independent registered public accounting firm. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements and its internal controls over financial reporting, in accordance with auditing standards of the Public Company Accounting Oversight Board, and to issue a report thereon. As set forth in more detail in its charter, the Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accountants, to review and discuss all financial statements included in the Company’s quarterly and annual reports for the fiscal year ended December 31, 2018 (the “Financial Statements”) prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent registered public accountants. Our review included discussions with the independent registered public accountants of matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 61 as amended and adopted by Rule 3200T (Communication with Audit Committees).

The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accountants that firm’s independence. Finally, the Audit Committee continued to monitor the integrity of the Company’s financial reporting processes and its internal procedures and controls. Based upon the Audit Committee’s discussions with management and the independent registered public accountants, and the Audit Committee’s review of the representations of management and the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Members of the Audit Committee:

Darryl Daigle (Chairman)
Gregory G. Grimes
Alexander Kaganowicz

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ADOPTION OF 2019 EQUITY INCENTIVE PLAN

(Item 3)

The grant of equity awards is a common and recognized practice for companies to attract, retain and provide incentives to those responsible for its success, and to reduce the amount of cash compensation that would otherwise be necessary to achieve such goals. The Company’s 2008 Stock Option Plan (the “2008 Plan”) expired on April 20, 2018. Although the 2008 Plan authorized the grant of stock options, stock appreciation rights and restricted stock grants, the Company only issued restricted stock grants and stock options during the ten years that the 2008 Plan was in effect. Currently no options or other equity awards are available for issuance under any Company equity incentive plan.

On April 11, 2019, the Board of Directors of the Company approved for adoption by the Company’s stockholders a new equity incentive plan entitled the “2019 Equity Incentive Plan” (the “2019 Plan”) which is substantially similar to the Company’s 2008 Plan. A copy of the 2019 Plan is annexed hereto as Exhibit 1.

The Board of Directors believes that the 2019 Plan is essential to the Company’s continued success. The purpose of the 2019 Plan is to afford an incentive to executive officers, other employees, non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees, non-employee directors or consultants (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company’s business. To further such purposes, stock options, stock appreciation rights, restricted stock and restricted stock units may be granted pursuant to the 2019 Plan. The Board of Directors believes that the granting of awards under the 2019 Plan will promote continuity of management, help attract new employees, and encourage employees, directors, officers and consultants, to increase their stock ownership in the Company and provide an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Granting stock appreciation rights, restricted stock and/or restricted stock units in lieu of options should result in a lower burn rate (the number of shares subject to awards annually) and a lower level of dilution.

The following summary of the 2019 Plan does not purport to be complete and is subject to and qualified in its entirety by, the text of the 2019 Plan.

The Company’s employees, independent directors and consultants are eligible to receive grants under the 2019 Plan. Currently the Company’s nine full-time employees, three non-employee independent directors and consultants would be eligible to receive grants. Awards under the 2019 Plan are made by the committee administering the plan. Because participation and the types of awards under the 2019 Plan are subject to the discretion of the committee, the benefits and amounts that will be received by any participant if the 2019 Plan is approved are not currently determinable.

The 2019 Plan will permit the issuance of up to 1,400,000 shares of common stock (having an underlying market value of $3,920,000 as of April 25, 2019), which represents less than 5% of the outstanding common stock as of the record date. If any awards expire, are canceled or terminate for any reason without having been exercised in full, the shares subject to such awards will again be available for award under the 2019 Plan.

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Under the 2019 Plan, stock options, stock appreciation rights (“SARs”), restricted stock or restricted stock units (“RSUs”) may be awarded by the Company to participants. The 2019 Plan will be administered by a committee of at least two directors who are not officers and employees of the Company (the “Committee”). At the outset, the Committee will consist of the Company’s three independent directors who serve as members of the Company’s Compensation and Stock Option Committee.

Stock Options. The 2019 Plan provides for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) and options not intended to qualify as ISOs (“NQSOs”). ISOs may be granted only to employees of the Company, including directors who are also employees. NQSOs may be granted to employees, directors (regardless of whether they are employees of the Company) and consultants. All options granted under the 2019 Plan will have an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant (110% of fair market value in the case of ISOs granted to 10% or more stockholders). Fair market value is generally defined as the average of the high and low trading price per share of common stock for the last day preceding the option grant on which there was a sale. Unless otherwise agreed to by the Company, all options granted under the 2019 Plan shall be non-transferable except by will or pursuant to the laws of descent and distribution. In no event may ISOs exercisable for stock having an aggregate fair market value of $100,000 (together with all ISOs granted under any other Company plan) be granted which first become exercisable in any one calendar year. No options granted under the 2019 Plan may have a term greater than ten years (five years in the case of ISOs granted to 10% or more stockholders). The Committee will determine the time or times each option may be exercised and the time period if any, after death, disability or termination of employment or other relationship with the Company during which the option may be exercised. The exercisability of an option may be accelerated by the Committee. As may be determined by the board of directors, a participant may pay the exercise price of an option by cash, certified check, promissory note providing for interest, “netting”, by tendering shares of common stock, or by means of a broker assisted cashless exercise. Under the 2019 Plan, all options are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Stock Appreciation Rights. SARs may be granted under the 2019 Plan either in conjunction with an option granted under the 2019 Plan or without regard to an option. Under exercise of a SAR awarded under the 2019 Plan, the participant will be entitled to an amount equal to the excess of the then fair market value of a share of common stock over the fair market value of a share of common stock on the date of grant, multiplied by the number of SARs being exercised. The payment of this amount may be in cash, common stock or any combination of the two, in the discretion of the Company. The Committee will determine the time or times, and the terms and condition pursuant to which, each SAR not granted in conjunction with an option may be exercised. A SAR granted in conjunction with an option will be exercisable at such time or times and only to the extent that the related option is exercised. Upon the exercise of a SAR granted in conjunction with an option, the related option shall be canceled to the extent of the number of shares of common stock as to which the SAR is exercised and upon the exercise of an option granted in conjunction with a SAR, the SAR will be cancelled to the extent of the number of shares of common stock to which the option is exercised. Under the 2019 Plan, all SARs are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. To date, the Company has never awarded SARs under any plan.

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Restricted Stock. Restricted Stock may be granted under the 2019 Plan. Each award of Restricted Stock shall be evidenced by a written agreement between the Company and the participant which states the number of shares of Restricted Stock to be subject to such award, and the conditions of grant. Share of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the award is granted (the “Restricted Period”). The Committee may also impose such other restrictions and conditions on the shares as it deems appropriate including the satisfaction of performance criteria and the vesting of such awards over time. Certificates for shares of stock issued pursuant to Restricted Stock awards will bear an appropriate legend referring to such restrictions during the Restricted Period, and such certificates will be held in escrow by an escrow agent appointed by the Company. The Committee has the authority to waive or cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded. Subject to any restrictions imposed on the grant, during the Restricted Period, the participant will possess all incidents of ownership of such shares including the right to receive dividends with respect to such shares and to vote such shares. Subject to such exceptions as may be determined by the Committee, if the participant’s continuous employment or other relationship with the Company terminates for any reason prior to the expiration of the Restricted Period of an award, any shares remaining subject to restrictions will thereupon be forfeited by the participant and transferred to, and reacquired by, the Company.

Restricted Stock Units. RSUs may be granted under the 2019 Plan. Each award of a RSU will entitle the participant one share of common stock or cash equal to the value of one share of common stock, in the discretion of the Committee. Unless otherwise specified by the Committee, the Committee will deliver the participant of a RSU a share or cash, as the case may be, within 30 days after the conditions and restrictions with respect to such RSU have been satisfied. Each award of RSUs will be evidenced by a written agreement between the Company and the participant which states the number of RSUs to be subject to such award, and the conditions of the grant. RSUs may be subject to the satisfaction of such conditions and restrictions (such as a condition of continued employment or the satisfaction of performance criteria) as the Committee shall determine. The Committee has the authority to waive or cancel all or any portion of any outstanding conditions or restrictions with respect to any or all of the RSUs prior to the satisfaction of such terms and conditions. Subject to such exceptions as may be determined by the Committee, if the participant’s continuous employment or other relationship with the Company terminates for any reason prior to the satisfaction of the restrictions or conditions of SARs, any RSUs remaining subject to restrictions shall thereupon be forfeited by the participant and transferred to, and reacquired by, the Company. The Company was not permitted to award RSUs under it prior plans.

The 2019 Plan shall become effective on June 13, 2019 if approved by the stockholders of the Company and shall terminate on June 12, 2029. Any option or other award outstanding under the 2019 Plan at the time of the termination of the 2019 Plan shall remain in effect until such option or award shall have been exercised or shall have expired in accordance with its terms. The Board of Directors may make such modifications of the 2019 Plan as it shall deem advisable. However, the Board may not without further approval of the holders of a majority of the shares of the Common Stock present in person or by proxy at any special or annual meeting of the stockholders increase the number of shares as to which options or other awards may be granted or change the class of persons eligible to receive an award under the 2019 Plan. The Company intends to file a registration statement under the Securities Act of 1933, as amended covering the securities issuable under the 2019 Plan.

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FEDERAL INCOME TAX ASPECTS OF AWARDS UNDER THE 2019 PLAN

The following is a brief summary of the federal income tax consequences of awards made under the 2019 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Incentive Stock Options. No regular taxable income is realized by the participant upon the grant or exercise of an incentive stock option (“ISO”). However, upon exercise of an ISO, the difference between the price paid for the shares and the fair market value of the shares on the date of exercise will be included in the participant’s income under the Alternative Minimum Tax. If a participant does not sell the stock received upon the exercise of an ISO (“ISO Shares”) within two years from the date of grant and one year from the date of exercise, any gain (loss) realized on the shares sold will be long-term capital gain (loss). In such circumstances, no deduction will be allowed to the Company for federal income tax purposes. If ISO Shares are disposed of prior to the expiration of either of the two and one-year holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares. The Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant’s employment, the option will generally be taxed as a non-qualified stock option.

Non-Qualified Stock Options. No income is realized by the participant at the time a non-qualified stock option (“NQSO”) is granted. Generally, upon exercise of a NQSO, the participant will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The Company will be entitled to a tax deduction in the same amount. Any appreciation (or depreciation) after the date of exercise will be either short-term or long-term capital gain (or loss), depending upon the length of time that the participant has held the shares.

Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant’s income by reason of the exercise. If the participant receives common stock upon exercise of an SAR, any appreciation (or depreciation) after the date of exercise will be either short-term or long-term capital gain (or loss), depending upon the length of time that the participant has held the shares.

Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to restriction or forfeiture, less any consideration paid for the stock. The Company will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock is no longer subject to forfeiture, and the participant’s tax basis for such shares will generally equal the fair market value of such shares on such date. However, a participant may elect, under Section 83(b) of the Internal Revenue Code, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. By reason of such an election, the participant’s holding period will commence on the date of grant and the participant’s tax basis will be equal to the fair market value of the shares on that date (determined without regard to restrictions). Likewise, the Company generally will be entitled to a deduction at that time in the amount that is taxable as ordinary income to the participant. If shares are forfeited after making such an election, the participant only will be entitled to a loss for tax purposes in an amount equal to the difference between the purchase price of the forfeited shares (if any) and the amount received (if any) upon such forfeiture.

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Restricted Stock Unit. No income will be realized by a participant in connection with the grant of Restricted Stock Unit. The participant will generally recognize ordinary income equal to the cash and/or fair market value of any shares of common stock received at the time of such receipt. The Company will be entitled to a deduction at the time and in the amount included in the participant’s income.

Awards granted under the 2019 Plan are intended to either avoid the application of Section 409A of the Code (which deals with non-qualified deferred compensation arrangement) or to comply with such section.

In general, Section 162(m) of the Code denies a public company a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to its chief executive officer and the three other most highly compensated officers whose compensation is disclosed in the company’s proxy statement (other than the chief financial officer), subject to certain exceptions. The options and SARs granted under the 2019 Plan are intended to qualify under one of the exceptions in Section 162(m), which provides that compensation that is “performance based” is not subject to the Section 162(m) limitation for the federal income tax deduction.

The Board of Directors recommends a vote FOR approval of the 2019 Plan and it is intended that proxies not marked to the contrary will be so voted. Approval of the 2019 Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present, or represented, and entitled to vote at the Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program including our philosophy, key program elements, the decisions made under the program and the factors that were considered in making those decisions. The commentary in the CD&A is intended to facilitate an understanding of the data found in the accompanying compensation tables.

This Compensation Discussion and Analysis primarily addresses the compensation of our Named Executive Officers listed below:

Joseph M. Harary, President and Chief Executive Officer

Seth L. Van Voorhees, Chief Financial Officer, Vice President-Business Development

Michael R. LaPointe, Vice President – Aerospace Products

Steven M. Slovak, Vice President – Chief Technology Officer

The foregoing named executive officers comprise all of our executive officers. These four executive officers are referred to as the “named executive officers” throughout this Proxy Statement.

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Our executive compensation program is intended to drive results, recognize contributions to the success of our company, and retain leadership talent. Our executive officers have shown solid leadership in the developments and commercialization of the Company’s proprietary SPD technology. The Company believes that the continued development of our growth strategy will be the key factor to establishing strong financial performance for shareholders in the future.

Our Compensation Philosophy and Objectives

The Company seeks to include in compensation for the Company’s executive officers a combination of base salary, equity incentives, and performance-based bonuses that is intended to attract, retain and motivate executive officers who have the skills, experience and knowledge important to the success of the Company and to reward superior performance and encourage actions that drive our business strategy. The objective of this approach is to align total executive compensation with the long-term performance of the Company and the interests of its stockholders and enable employees of the Company to participate in the Company’s growth. Through ownership of stock and options, the Company believes that executive officers are rewarded if the Company’s stockholders receive the benefit of appreciation of the price of the Common Stock.

The Compensation Committee reviewed and evaluated the Company’s executive and non-executive compensation policies and practices, including, specifically, the mix between salary and bonus, cash and equity, short-term and long-term incentives, and the use of performance measures and discretion with respect to individual awards. The Compensation Committee also evaluated how the Company’s compensation policies and practices could encourage excessive risk taking and how the Company’s policies and practices are structured to mitigate any such risks. In this regard, the Compensation Committee considered the following: (i) while base salary is the primary component of total compensation for most of the Company’s employees and such salaries are generally competitive, the Company has attempted to better align the interests of its executive officers and its stockholders by increasingly emphasizing incentive compensation for its executive officers, (ii) the Compensation Committee believes that the Company’s incentive plans for senior management, executive officers and its employees include an appropriate mix of short-term and long-term performance incentives and cash and equity compensation, (iii) the Compensation Committee believes that the goals and objectives in the Company’s incentive plans are reasonable and do not incentivize employees to take excessive risks, and (iv) the Company has one business unit so that there does not exist the risk that (A) any one business unit of the Company carries a significant portion of the Company’s risk profile, (B) is significantly more profitable than other business units within the Company, or (C) that the compensation structure is inconsistent among business units. As a result of this review and evaluation, the Compensation Committee concluded that any risks that may result from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee in Compensation Decisions

The compensation of executive officers of the Company, including its named executive officers, is determined by the Compensation Committee of the Company’s Board of Directors. The salaries of all executive officers are also reviewed at least annually by the Compensation Committee and by the entire Board of Directors. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, building stockholder value, and other relevant considerations, including a review of applicable compensation studies and other reference materials.

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Compensation Consultants and Benchmarking

The Compensation Committee believes that it is neither necessary nor cost-effective to hire advisors to benchmark the structure and level of its executive officer compensation on an annual basis. However, from time to time, the Compensation Committee retains compensation consultants to advise it and compare the Company’s compensation practices versus similar companies. In 2018, the Company did not retain a compensation consultant.

In 2011, the Company retained Connell & Partners to analyze and compare the compensation of independent directors and of Mr. Harary and Dr. Van Voorhees against the compensation paid by a peer group of publicly-traded companies (the “Peer Group”). The Compensation Committee used the companies in the Peer Group based on its belief that they are similar to the Company in terms of business type, employee skill sets, revenue, and market capitalization.

The Company updated the Peer Group information with compensation data that was reported during 2018 and 2019. This updated compensation data for the Peer Group was considered by the Compensation Committee when evaluating the executive compensation for Mr. Harary and Dr. Van Voorhees. The following companies were included in the updated Peer Group:

Peer Company	Ticker
Arrowhead Research Corp.	ARWR
Aware, Inc.	AWRE
Creative Realities, Inc.	CREX
eMagin Corp.	EMAN
I.D. Systems, Inc.	IDSY
Image Sensing Systems, Inc.	ISNS
Innovative Solutions and Support, Inc.	ISSC
Mesa Laboratories, Inc.	MLAB
Microvision, Inc.	MVIS
MoSys, Inc.	MOSY
ParkerVision, Inc.	PRKR
PCTEL, Inc.	PCTI
PURE Bioscience	PURE
Riot Blockchain	RIOT

All fourteen of the Peer Group companies reported compensation data for 2017, however only nine Peer Group companies have currently reported their compensation data for 2018. As consequence, the following Compensation Analysis will consider compensation data for all the Peer Group companies in 2017 and the nine reporting Peer Group companies in 2018.

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Compensation Analysis:

The Compensation Committee reviewed and compared the following components of Mr. Harary’s and Dr. Van Voorhees’ compensation to that of executive officers serving in similar roles for companies in our compensation peer group: (1) base salary; (2) actual total cash compensation (base salary plus actual bonus); (3) long-term incentive compensation (fair value of stock options, restricted shares, and performance-based long-term incentive plans, annual equity participation (annual shares granted as a percent of shares outstanding); and (4) actual total direct compensation (actual total cash plus long-term incentive compensation) (“ATDC”). The following sets forth, as a percentage of ATDC, the first four of the aforementioned compensation components with respect to Mr. Harary and Dr. Van Voorhees as compared to that of our peer group.

2017 Compensation:

Base Salary:

Mr. Harary’s base salary in 2017 was $450,000. Base salary for executive officers performing similar roles for peer group members ranged from $10,959 to $616,068 with an average of $283,734. Mr. Harary’s base salary in 2017 represents 56% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 1% to 100% with an average of 56%.

Dr. Van Voorhees’ base salary in 2017 was $255,000. Base salary for executive officers performing similar roles for pear group members ranged from $156,000 to $355,000 with an average of $243,761. Dr. Van Voorhees’ base salary in 2017 represents 95% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 38% to 100% with an average of 68%.

Actual Total Cash Compensation:

Mr. Harary’s actual total cash compensation in 2017 was $667,500. Actual total cash compensation for executive officers performing similar roles for Peer Group CEO Executives ranged from $150,000 to $1,333,314 with an average of $497,500. Mr. Harary’s actual total cash compensation in 2017 as a percentage of his ATDC was 97%. Actual Total Cash Compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 18% to 100% with an average of 73%.

Dr. Van Voorhees’ actual total cash compensation in 2017 was $255,000. Actual total cash compensation for executive officers performing similar roles for Peer Group CFO Executives ranged from $156,000 to $581,848 with an average of $315,304. Dr. Van Voorhees’ actual total cash compensation in 2017 as a percentage of his ATDC was 95%. Actual Total Cash Compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 63% to 100% with an average of 82%.

Long-Term Incentive Compensation:

Mr. Harary’s long-term incentive compensation in 2017 was $24,145. Long-term incentive compensation for Peer Group CEO Executives ranged from $0 to $3,325,181 with an average of $445,430. Mr. Harary’s long-term incentive compensation in 2017 as a percentage of his ATDC was 3%. Long-term incentive compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 0% to 82% with an average of 27%.

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Dr. Van Voorhees’ long-term incentive compensation in 2017 was $14,487. Long-term incentive compensation for Peer Group CFO Executives ranged from $0 to $224,750 with an average of $83,118. Dr. Van Voorhees’ long-term incentive compensation in 2017 as a percentage of his ATDC was 5%. Long-term incentive compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 0% to 37% with an average of 18%.

Actual Total Direct Compensation:

Mr. Harary’s actual total direct compensation in 2017 was $691,645. Actual total direct compensation for Peer Group CEO Executives ranged from $150,000 to $4,050,754 with an average of $942,930.

Dr. Van Voorhees’ actual total direct compensation in 2017 was $269,487. Actual total direct compensation for Peer Group CFO Executives ranged from $204,000 to $725,371 with an average of $398,422.

2018 Compensation:

Base Salary:

Mr. Harary’s base salary in 2018 was $450,000. Base salary for executive officers performing similar roles for peer group members ranged from $237,500 to $643,012 with an average of $368,570. Mr. Harary’s base salary in 2018 represents 73% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 40% to 99% with an average of 61%.

Dr. Van Voorhees’ base salary in 2018 was $255,000. Base salary for executive officers performing similar roles for pear group members ranged from $156,000 to $384,841 with an average of $234,512. Dr. Van Voorhees’ base salary in 2018 represents 79% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 43% to 98% with an average of 65%.

Actual Total Cash Compensation:

Mr. Harary’s actual total cash compensation in 2018 was $654,615. Actual total cash compensation for executive officers performing similar roles for Peer Group CEO Executives ranged from $312,890 to $1,619,901 with an average of $563,293. Mr. Harary’s actual total cash compensation in 2018 as a percentage of his ATDC was 100%. Actual Total Cash Compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 44% to 100% with an average of 81%.

Dr. Van Voorhees’ actual total cash compensation in 2018 was $295,769. Actual total cash compensation for executive officers performing similar roles for Peer Group CFO Executives ranged from $156,000 to $577,018 with an average of $321,485. Dr. Van Voorhees’ actual total cash compensation in 2018 as a percentage of his ATDC was 91%. Actual Total Cash Compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 67% to 100% with an average of 81%.

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Long-Term Incentive Compensation:

Mr. Harary’s long-term incentive compensation in 2018 was $0. Long-term incentive compensation for Peer Group CEO Executives ranged from $0 to $413,332 with an average of $119,305. Mr. Harary’s long-term incentive compensation in 2018 as a percentage of his ATDC was 0%. Long-term incentive compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 0% to 56% with an average of 19%.

Dr. Van Voorhees’ long-term incentive compensation in 2018 was $27,732. Long-term incentive compensation for Peer Group CFO Executives ranged from $0 to $276,000 with an average of $89,275. Dr. Van Voorhees’ long-term incentive compensation in 2018 as a percentage of his ATDC was 9%. Long-term incentive compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 0% to 33% with an average of 19%.

Actual Total Direct Compensation:

Mr. Harary’s actual total direct compensation in 2018 was $654,615. Actual total direct compensation for Peer Group CEO Executives ranged from $318,745 to $1,619,901 with an average of $682,597.

Dr. Van Voorhees’ actual total direct compensation in 2018 was $323,501. Actual total direct compensation for Peer Group CFO Executives ranged from $204,000 to $853,018 with an average of $410,760.

The Compensation Committee, having met and deliberated nine times during 2018, believes that the current compensation approach and level of compensation of the Company’s named executive officers is appropriate and in the best interests of the Company and its stockholders.

Components of Named Executive Officer Compensation

The principal components of compensation for the named executive officers are base salary, performance-based annual cash compensation and long-term equity compensation. The Compensation Committee seeks to achieve a mix of these components such that total compensation is competitive in the marketplace. Historically, the Company’s compensation program focused on base salary as a primary means to compensate its named executive officers. In recent years, the Company has relied increasingly on short-term and long-term incentive compensation to better align the interests of the named executive officers with the interests of stockholders in both short-term and long-term growth. The Company continues to transition its compensation program from its historical base salary orientation to a program with an increasing emphasis on incentive compensation. The Compensation Committee does not have a formal policy for allocation between cash and non-cash or short-term and long-term incentive compensation. The following table shows the components of named executive officer compensation:

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Component	Purpose	Characteristics
Base Salary	Compensate named executive officers for performing their roles and assuming their levels of executive responsibility. Intended to provide a competitive level of compensation, it is a necessary component in recruiting and retaining executives.	Fixed component. Annually reviewed and adjusted as appropriate.
Performance-based Annual Incentive Compensation	Promote the achievement of short-term business and financial goals. Align named executive officers and stockholder interests in the short-term performance of the Company and reward named executive officers for superior Company performance during the short-term.	Performance-based bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals or a combination of the two.
Long-Term Equity Compensation	Promote the achievement of the Company’s long-term financial goals and increases in value for the Company’s stockholders. Align named executive officers and stockholder interests, promote named executive officers’ retention and reward named executive officers for superior Company performance over time.	Reviewed annually and granted, if appropriate, in the form of stock options and stock awards.

Base Salary. The amount of base salary for any executive officer is based on the level of responsibility of the executive officer, the Company’s performance, the executive officer’s individual performance and the executive officer’s compensation compared to similarly situated executives in the Compensation Peer Group. As mentioned above, historically the Company’s compensation program has focused on base salary as its primary compensation element. Base salary is an important element in recruiting and retaining executive officers.

Performance-based Annual Incentive Compensation. To better align our compensation practices with the market and to promote the achievement of short-term business and financial goals, the Compensation Committee has increasingly emphasized bonus opportunities for its executive officers in the form of performance-based annual incentive compensation.

A portion of Mr. Harary’s 2018 compensation was tied to the achievement of various business and financial goals during the year. Under his employment agreement, Mr. Harary is eligible to earn a cash bonus based upon the achievement of performance goals established by the Board. As set forth below, the performance goals established by the Board for 2018 were divided into two main categories and, at the end of the performance period, the Compensation Committee determined the extent to which the pre-established performance goals were satisfied during the performance period.

For 2018, Mr. Harary’s target bonus was based on: (i) the achievement of revenue goals, and (ii) the achievement of other non-revenue performance objectives. The revenue bonus threshold amount for 2018 was $1,509,070, and revenues for 2018 were $1,553,468 (both under the ASC 605 revenue standard), so a revenue-based bonus was paid to Mr. Harary in 2018. The Board paid Mr. Harary bonuses in the total amount of $170,000 for the achievement of certain other performance and strategic goals for the entire Company and their efficient implementation and management in 2018. The amount of compensation awarded for 2018 to Mr. Harary as a bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

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A portion of Dr. Van Voorhees’ 2018 compensation was tied to the achievement of various business and financial goals during the year. Under his employment agreement, Dr. Van Voorhees is eligible to earn a cash bonus based upon the achievement of performance goals established by the Board. As set forth below, at the end of the performance period the Compensation Committee determined the extent to which the pre-established performance goals were satisfied during the performance period.

Under Dr. Van Voorhees’ employment agreement with the Company, there is a $95,000 target bonus for Dr. Van Voorhees. For 2018, Dr. Van Voorhees target bonus was based on the achievement of established performance objectives. The Board paid Dr. Van Voorhees a bonus of $19,683 for the achievement of certain other performance and strategic goals for the entire Company and their efficient implementation and management in 2018. The amount of compensation awarded for 2018 to Dr. Van Voorhees as a bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below. which resulted in a bonus.

A cash bonus may be awarded to any officer of the Company at the discretion of the Board and Compensation Committee for extraordinary individual achievement or for other reasons. The Board paid Mr. Slovak a bonus of $15,000 and Mr. LaPointe a bonus of $22,293 for the achievement of certain other performance and strategic goals for the entire Company and their efficient implementation and management in 2018. The amount of compensation awarded for 2018 to Mr. Slovak and Mr. LaPointe as a bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Equity Compensation. The Company uses long-term equity compensation to provide incentives to those most responsible for the Company’s success, to promote the achievement of the Company’s long-term financial goals and to align the interests of its executive officers, employees and consultants with that of its stockholders. The award of long-term equity compensation also assists the Company in attracting and retaining executive officer talent and reduces the amount of cash compensation that would otherwise be necessary to do so. Historically, the Company has granted equity awards to executive officers in the form of stock options or restricted stock under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) and its predecessor plan, the 1998 Stock Option Plan, which expired at the end of 2007.

The Compensation Committee does not employ quantitative criteria or performance measures from year to year in the granting of equity awards. Rather, the form and amount of equity awards are based on a subjective determination by the Compensation Committee of the effectiveness of each named executive officer and the extent of his contributions to the Company. The Company seeks to emphasize equity compensation to better align the interests of its named executive officers and stockholders and to promote the retention of its named executive officers. Accordingly, the Company awards long-term equity awards at levels it believes reflect these goals.

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The Compensation Committee and Board believe that an equity incentive plan is essential to the Company’s continued success. The purpose of such equity incentive plans is to afford an incentive to executive officers, other employees, non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees, non-employee directors or consultants (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The Compensation Committee and Board believe that the granting of equity incentive awards will promote continuity of management, help attract new employees, and encourage employees, directors, officers and consultants, to increase their stock ownership in the Company and provide an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. To further such purposes, stock options, stock appreciation rights, restricted stock and restricted stock units may be granted pursuant to such equity incentive plans. The Company has relied primarily on stock option grants and awards of restricted stock under its prior equity incentive plans to compensate named executive officers. The Company has not awarded stock appreciation rights or restricted stock units.

During 2018, the Compensation Committee awarded option awards to its named executive officers as set forth in the “Grants of Plan-Based Awards in 2018” table below.

The Company’s 2008 Stock Option Plan (the “2008 Plan”) expired on April 20, 2018. Currently no options or other equity awards are available for issuance under any Company equity incentive plan. On April 11, 2019, the Board of Directors of the Company approved for adoption by the stockholders of the Company an updated equity incentive plan (2019 Plan) which is substantially similar to the Company’s 2008 Plan. The adoption of this plan is subject to shareholder approval and additional details about this plan can be found in Item 3 of this filing.

Employment Arrangements

In 2009, the Company entered into a five-year employment agreement with Joseph M. Harary, which was effective as of January 1, 2009 when Mr. Harary was promoted to the position of Chief Executive Officer of the Company. An amendment to this agreement was executed effective as of June 12, 2014 between the Company and Joseph M. Harary which extended the agreement through December 31, 2019. The agreement automatically renews itself for successive one-year terms unless either the Company or Mr. Harary gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, in addition to possible future equity incentive awards granted by the Board of Directors of the Company in their discretion, Mr. Harary received 150,000 shares of restricted stock of the Company which vested monthly over a three-year period, and Mr. Harary received an annual base salary from the Company of $450,000 in 2018 and will receive an annual base salary of $500,000 through December 31, 2019. In addition, Mr. Harary will be eligible to also earn a bonus based upon the achievement of performance goals established by the Board of Directors. Pursuant to his employment agreement, if Mr. Harary’s employment is terminated due to his death or disability, Mr. Harary shall be entitled to receive his base salary (less any disability payments) for six months as well as any earned or accrued bonus. If Mr. Harary’s employment is not renewed or is terminated by the Company other than due to death, disability, or for cause (as defined in the agreement) prior to its scheduled expiration date, then Mr. Harary shall also receive his base salary for between one and three years, depending upon the date of such termination. If there is a change in control of the Company, Mr. Harary shall receive his base salary for the longer of three years or the scheduled date of termination of Mr. Harary’s employment agreement. Unless vesting is otherwise accelerated under the terms of an equity award (which is usually done in the case of death or disability of an employee), if Mr. Harary’s employment is terminated by the Company in breach of his employment agreement or is terminated by Mr. Harary other than for good reason (as defined in the agreement), any unvested equity awards shall also become immediately vested. Pursuant to the employment agreement, Mr. Harary is also entitled to four weeks paid vacation each year, and other fringe benefits generally applicable to other employees of the Company. Under his employment agreement, Mr. Harary has also agreed to certain restrictive covenants including Mr. Harary’s agreement not to solicit employees or compete with the Company for a period of two years following the termination of his employment thereunder.

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On January 1, 2014, the Company entered into a three-year employment agreement with Dr. Van Voorhees. The agreement automatically renews itself for successive one-year terms unless either the Company or Dr. Van Voorhees gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. The Company notified Dr. Van Voorhees that it will not renew his employment agreement after 2018.

The Company has not entered into employment agreements, written or unwritten, with its other executive officers, Messrs. LaPointe and Slovak.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

This report is submitted on behalf of the Compensation Committee.

Members of the Compensation Committee

Gregory G. Grimes (Chairman)
Darryl Daigle
Alexander Kaganowicz

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers. The Company has not and does not currently provide, and has no plan to provide in the future, pension benefits, non-qualified defined contributions, or deferred contributions.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock/Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)(3)

Joseph M. Harary, President	2018	450,000	-	-	170,000	34,615	654,615
and Chief Executive Officer	2017	450,000	-	24,145	150,000	67,500	691,645
	2016	450,000	-	-	150,000	111,176	711,176

Seth L. Van Voorhees, Chief	2018	255,000	-	27,732	19,683	21,087	323,501
Financial Officer, Treasurer,	2017	255,000	-	14,487	-	-	269,487
VP-Business Development	2016	255,000	-	19,805	47,500	-	322,305

Steven M. Slovak,	2018	160,000	-	9,230	15,000	-	184,230
Vice President-Chief	2017	160,000	-	8,692	-	-	168,692
Technology Officer	2016	160,000	-	11,883	7,500	-	179,383

Michael R. LaPointe,	2018	104,167	-	27,732	22,293	-	154,192
Vice President-Marketing	2017	100,000	-	1,932	18,189	-	120,121
	2016	100,000	-	2,377	22,099	-	124,476

(1)	Amounts in this column represent stock options issued in 2018, 2017 and 2016 (no restricted stock awards were issued during this period). The dollar value of option awards listed in this column are estimated grant date fair values based upon the Black-Scholes valuation method in accordance with Financial Accounting Standards Board Accounting Standard Codifications Topic 718 (“ASC 718”) and using the assumptions set forth in the Company’s Annual Report on Form 10-K for the respective year in question.

(2)	Consists of cash payments of accrued but unused vacation and other taxable benefits.

(3)	Consists of cash compensation (salary, bonus, and accrued vacation) plus non-equity incentive compensation and the estimated grant date fair value of stock and option awards calculated based upon the valuation methods described in footnote (1) above. These amounts do not indicate the amount received by the individual since estimated values will fluctuate based upon future market conditions.

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Grants of Plan-Based Awards in 2018

The table below provides information regarding payment of non-equity incentive plan compensation and awards of stock options pursuant to the 2008 Equity Incentive Plan (the “2008 Plan”) to the named executive officers of the Company.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			All Other Equity Awards: Number of	Grant Date Fair Value of Stock and Option	Closing Stock Price ($) on	Restricted
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#) (2)	Awards ($)	5/3/2018	Stock Grant
Joseph M. Harary	NA		150,000	-	-	-	-	-

Seth L. Van Voorhees	5/3/2018	-	-	-	60,091	27,732	0.87	-
								-
Steven M. Slovak	5/3/2018	-	-	-	20,000	9,230	0.87	-

Michael R. LaPointe	5/3/2018	-	-	-	60,091	27,732	0.87	-

(1)	These columns report the range of cash payouts for 2018 performance under Mr. Harary’s employment agreement as described in the Compensation Discussion and Analysis. The amounts shown in the “Threshold” column reflect the minimum payout opportunity if threshold performance was achieved.

(2)	Represents awards of stock options made under the 2008 Plan.

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Outstanding Equity Awards at December 31, 2018

The following table shows all options outstanding as of the end of 2018 that have been granted to named executive officers of the Company. All options were fully vested and exercisable as of the end of 2018.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date

Joseph M. Harary	119,400	5.56	12/31/2013	12/30/2023
	59,700	5.19	12/31/2014	12/30/2024
	50,000	1.06	12/31/2017	12/30/2027
	229,100

Seth L. Van Voorhees	73,400	5.56	12/31/2013	12/30/2023
	36,700	5.19	12/31/2014	12/30/2024
	40,000	5.26	12/31/2015	12/30/2025
	25,000	1.83	12/31/2016	12/30/2026
	30,000	1.06	12/31/2017	12/30/2027
	60,091	1.00	4/19/2018	4/18/2028
	265,191

Steven M. Slovak	35,900	3.70	1/1/2013	12/31/2022
	46,900	5.56	12/31/2013	12/30/2023
	23,450	5.19	12/31/2014	12/30/2024
	23,000	5.26	12/31/2015	12/30/2025
	15,000	1.83	12/31/2016	12/30/2026
	18,000	1.06	12/31/2017	12/30/2027
	20,000	1.00	4/19/2018	4/18/2028
	182,250

Michael R. LaPointe	10,000	3.69	1/1/2010	12/31/2020
	15,900	5.56	12/31/2013	12/30/2023
	7,950	5.19	12/31/2014	12/30/2024
	7,000	5.26	12/31/2015	12/30/2025
	3,000	1.83	12/31/2016	12/30/2026
	4,000	1.06	12/31/2017	12/30/2027
	60,091	1.00	4/19/2018	4/18/2028
	107,941

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Stock Options Exercised and Stock Vested in 2018

No stock options were exercised in 2018 by any named executive officer of the Company. No shares of stock were acquired by any named executive officer in 2018 upon vesting of awards of stock pursuant to the 2008 Plan. There are no unvested awards of restricted stock outstanding as of the end of 2018 that have been awarded to our named executive officers.

Potential Payments upon Termination or Change of Control

Mr. Harary’s employment agreements provide for certain payments and benefits upon a termination, separation, or change in control. Neither of our other named executive officers has an employment agreement with us or are otherwise entitled to any sort of cash payment upon termination or separation from us.

Both our 2008 Plan and 1998 Stock Option Plan, which is the predecessor to the 2008 Plan and which expired at the end of 2007 (the “1998 Plan”), provide for the continuation or acceleration of certain awards and grants thereunder in the event of specified separations from employment with us. Under the standard grant agreements for options granted under our 2008 Plan and our 1998 Plan, the option holder generally has three months after the date of termination to exercise options that were exercisable on or before the date that employment ends unless the options’ expiration date occurs first (other than for death or disability). Upon an option holder’s death or disability, the holder or the holder’s estate, as applicable, may exercise options that were exercisable on or before the date that employment ends due to death or disability for a period of six months thereafter, unless the options’ expiration date occurs first. All of the outstanding options issued to our named executive officers are vested.

Under award agreements with our named executive officers for restricted stock granted pursuant to our 2008 Plan, each named executive officer’s unvested restricted stock shall immediately become fully vested as of the date of his termination due to death or disability. In addition, Mr. Harary’s employment agreement provides that his restricted stock and any additional equity incentive awards granted to him under the 2008 Plan or otherwise will immediately vest upon his termination by the Company (other than for cause or in connection with his death or disability), his resignation for good reason or upon change of control of the Company.

Although our 1998 Plan authorized the grant of restricted stock grants, the Company only granted stock options during the ten years that the plan was in effect.

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Joseph M. Harary

The following table describes the potential payments and benefits to Mr. Harary upon termination of his employment or a change of control of the Company had such termination or change of control occurred on December 31, 2018.

					By Company			By Mr. Harary
Payments and Benefits	Death ($)		Disability ($)		For Cause ($)	Other than for Disability or Cause ($)		For Good Reason ($)		Other than Good Reason ($)	Change of Control ($)

Accelerated vesting of Restricted Stock	-		-		-	-		-		-	-

Cash payment under employment agreement	225,000	(1)	225,000	(2)	-	450,000	(3)	450,000	(3)	-	1,350,000	(3)

Bonus payable under employment agreement (4)	150,000		150,000		-	150,000		150,000		-	150,000

(1)	The amount of the benefit shown would be paid over a six-month period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.

(2)	The amount of the benefit shown would be paid in equal installments over a six-month period following the date of Mr. Harary’s termination on December 31, 2018 at such intervals (at least monthly) as salaries are paid generally to executive officers of the company. Mr. Harary’s employment agreement provides that the company shall pay the amount, if any, by which Mr. Harary’s base salary for the period commencing on the date of termination and ending on the six-month anniversary of such date the exceeds the sum of (i) the amount of base salary received by Mr. Harary with respect to the period he was disabled and (ii) the sum of the amounts, if any, payable to him under the Company’s benefit plans. The amount of the benefit shown assumes that Mr. Harary became disabled and was terminated on December 31, 2018, that Mr. Harary did not receive his base salary during the period in which he was disabled and that no amounts were payable to him under the Company’s benefit plans.

(3)	The amount of the benefit shown would be paid over a three-year period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.

(4)	Assumes that Mr. Harary was eligible as of the date of his termination to receive a bonus in the amount reported in the “Summary Compensation Table” for 2018 and that such bonus payment had not already been made.

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Seth L. Van Voorhees

The following table describes the potential payments and benefits to Dr. Van Voorhees upon termination of his employment or a change of control of the Company had such termination or change of control occurred on December 31, 2018.

					By Company			By Dr. Van Voorhees
Payments and Benefits	Death ($)		Disability ($)		For Cause ($)	Other than for Disability or Cause ($)		For Good Reason ($)		Other than Good Reason ($)	Change of Control ($)

Accelerated vesting of Restricted Stock	-		-		-	-		-		-	-

Cash payment under employment agreement	85,000	(1)	85,000	(2)	-	255,000	(3)	255,000	(3)	-	765,000	(4)

Bonus payable under employment agreement (5)	95,000		95,000		-	95,000		95,000		-	95,000

(1)	The amount of the benefit shown would be paid over a four-month period following the date of his termination in the manner it would have been paid if Dr. Van Voorhees’ employment had not so terminated.

(2)	The amount of the benefit shown would be paid in equal installments over a six-month period following the date of Dr. Van Voorhees’ termination on December 31, 2018 at such intervals (at least monthly) as salaries are paid generally to executive officers of the company. Dr. Van Voorhees’ employment agreement provides that the company shall pay the amount, if any, by which Dr. Van Voorhees’ base salary for the period commencing on the date of termination and ending on the four-month anniversary of such date the exceeds the sum of (i) the amount of base salary received by Dr. Van Voorhees with respect to the period he was disabled and (ii) the sum of the amounts, if any, payable to him under the Company’s benefit plans. The amount of the benefit shown assumes that Dr. Van Voorhees became disabled and was terminated on December 31, 2018, that Dr. Van Voorhees did not receive his base salary during the period in which he was disabled and that no amounts were payable to him under the Company’s benefit plans.

(3)	The amount of the benefit shown would be paid over a three-year period following the date of his termination in the manner it would have been paid if Dr. Van Voorhees’ employment had not so terminated.

(4)	Assumes that Dr. Van Voorhees was eligible as of the date of his termination to receive a bonus in the amount reported in the “Summary Compensation Table” for 2018 and that such bonus payment had not already been made.

Steven M. Slovak

Mr. Slovak is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

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Michael R. LaPointe

Mr. LaPointe is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

DIRECTOR COMPENSATION

The Company believes that it is appropriate to set target levels of director compensation based upon the factors described above for service on the Company’s Board of Directors. Based in part upon its review of comparable directors fees paid among the Compensation Peer Group companies, and upon the analysis and recommendations of the independent compensation consulting firm noted above, each non-employee independent director was to receive total compensation with respect to service as a Director during 2018 having a valuation initially targeted at approximately $80,000, which targeted amount is then subject to adjustment based upon results achieved and future modification as a result of prevailing compensation levels and other factors. The mix of cash and equity grant for 2018 was developed following the review of an independent compensation consulting firm’s report and an evaluation of prevailing trends and best practices in corporate governance and director compensation in a broad range of public companies.

Non-management directors of the Company each received compensation for service on the Board in 2018 in the amount of a cash fee paid in January 2018 of $35,000. Typically, non-management directors also receive an option award at the end of the year but no options were available for grant at the end of 2018. The following table summarizes compensation paid or awarded to the Company’s non-management directors in 2018. Management directors are not compensated separately for their service as directors and their compensation as employees of the Company is shown on the “Summary Compensation Table” in this Proxy Statement.

Name	Fees Paid in Cash ($)	Stock/Option Awards ($)	Total ($)

Darryl Daigle	35,000	-	35,000
Gregory G. Grimes	35,000	-	35,000
Alexander Kaganowicz	35,000	-	35,000

RELATED-PARTY TRANSACTIONS

The Company’s policy is to follow the procedures established under Delaware corporate law for approval of related-party transactions. On March 14, 2019 VariGuard SmartGlass Inc. acquired a license from Research Frontiers Inc. to make and sell SPD-SmartGlass products worldwide. In addition to other employees at VariGuard SmartGlass Inc., two of the Company’s officers (Seth L. Van Voorhees, Michael R. LaPointe) are principals at VariGuard SmartGlass Inc. and as consequence, this transaction is a related party relationship which has been reviewed and approved by the Company’s Board of Directors pursuant to the requirements of Delaware corporate law and the Company’s Code of Ethics. Dr. Van Voorhees and Mr. LaPointe will also remain as full-time employees at the Company. The non-exclusive license grants VariGuard SmartGlass Inc. the right to manufacture and sell: (i) SPD-SmartGlass products used in panels, frames, cases, wall cases, appliances or other similar products to protect light-sensitive documents, artwork or other objects, (ii) SPD-SmartGlass products used in panels, frames, cases, wall cases, appliances or other similar products to provide “hide and reveal” functionality, and (iii) SPD-SmartGlass products used in a medical device to provide control and management of visible light. The license agreement provides for earned royalties of between 10% to 15% be paid by VariGuard SmartGlass Inc. to Research Frontiers depending upon the product sold.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2018 with respect to shares of the Common Stock that may be issued under the Company’s existing 2008 Equity Incentive Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company. There are no equity compensation plans that were not approved by the Company’s stockholders.

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compenation plans approved by security holders	750,000	3.84	-

Equity compenation plans not approved by security holders	-	-	-

Total	750,000	$3.84	-

STOCK PRICE PERFORMANCE

The following table sets forth the range of the high and low selling prices (as provided by the NASDAQ Capital Market) of the Common Stock for each quarterly period within the past two fiscal years. The following high and low selling prices may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Quarter Ended	Low	High

March 31, 2017	$1.25	$2.15
June 30, 2017	0.98	1.55
September 30, 2017	1.01	1.35
December 31, 2017	0.86	1.46

March 31, 2018	$0.85	$1.37
June 30, 2018	0.60	1.20
September 30, 2018	0.78	1.83
December 31, 2018	1.10	1.95

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The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2013 in the Common Stock (REFR), the NASDAQ Composite Index and the NASDAQ Electronic Components and Equipment Index. The stock price performance shown on the graph below reflects historical data and is not necessarily indicative of future price performance.

2020 STOCKHOLDER AND DIRECTOR NOMINATIONS

Any stockholder who intends to present a proposal for action, including the nomination of a candidate for Director, at the Company’s 2020 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company’s By-Laws and of Rule 14a-8 of the SEC. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797, Attention: Corporate Secretary, by December 31, 2019. Section 2.12 of the Company’s By-Laws (a copy of which is available upon request) sets forth the procedures that must be followed with respect to stockholder nominations, which include a requirement that the person making the nomination be a stockholder of record at the time of giving notice for such stockholders meeting and who shall be entitled to vote for the election of directors at the meeting, and that such nomination be made pursuant to timely notice in proper written form to the Secretary of the Company. To be in proper written form, such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are owned beneficially and of record by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act of 1934 (including, without limitation, such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected), and (v) any other information that is or would be required to be disclosed in a Schedule 13D promulgated under the Exchange Act regardless of whether such person would otherwise be required to file a Schedule 13D, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, as such stockholder, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, and (iii) a description of all arrangements or understandings between such stockholder and the person nominated by such stockholder, and any interest by such stockholder in the election of the person nominated by such stockholder, and any relationship between such stockholder and the person so nominated. In addition, a person providing notice under this Section shall supplementally and promptly provide such other information as the Company otherwise requests. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis in 2018. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

HOUSEHOLDING INFORMATION

SEC regulations permit the Company to send a single set of proxy materials, which includes this Proxy Statement and the Annual Report to Stockholders, to two or more stockholders that share the same address. Each stockholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a stockholder at a shared address that only received a single set of proxy materials for this year. If a stockholder would prefer to receive his or her own copy, please contact Dr. Van Voorhees, by telephone at (516) 364-1902, by U.S. mail at Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797, or by e-mail at info@SmartGlass.com. Similarly, if a stockholder would like to receive his or her own set of the Company’s proxy materials in future years or if a stockholder shares an address with another stockholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Dr. Van Voorhees.

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GENERAL AND OTHER MATTERS

Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

By Order of the Board of Directors

JOSEPH M. HARARY, Secretary

Woodbury, New York

April 29, 2019

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018 INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY’S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, ATTENTION: SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 18, 2019.

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[PROXY CARD - FRONT]

PROXY

RESEARCH FRONTIERS INCORPORATED

240 Crossways Park Drive, Woodbury, New York 11797-2033

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS - June 13, 2019

The undersigned hereby appoints Joseph M. Harary and Seth L. Van Voorhees, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 13, 2019, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

Dated:____________________________________________, 2019

______________________________________________________

_______________________________________________________

Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

[PROXY CARD - BACK]

1.	ELECTION OF DIRECTORS

CLASS II NOMINEES: Alexander Kaganowicz

[ ]	FOR nominees listed above.

[ ]	WITHHOLD AUTHORITY to vote for nominee listed above.

2.	RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

3.	ADOPTION OF the Research Frontiers Incorporated 2019 Equity Incentive Plan

[ ] FOR [ ] AGAINST [ ] ABSTAIN

4.	In their discretion, upon such other matters as may properly come before the meeting.

If no specification is made, this proxy will be voted FOR the nominee listed above and FOR RATIFICATION of Proposal 2 and FOR ADOPTION of Proposal 3.

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 13, 2019.

[  ]  YES         [  ]  NO